Exhibit 99.1

Contact:	David W. Miles
Chief Financial Officer
502-394-2137

LONG TIME RESCARE BOARD MEMBER RETIRES

HUMANA CFO JOINS BOARD

LOUISVILLE, KY (November 2, 2007) – ResCare, Inc. (NASDAQ: RSCR), today announced that E. Halsey Sandford, age 74, has retired as a member of the ResCare Board of Directors, effective October 30, 2007.  Mr. Sandford, a director since 1984, previously served as senior executive of ResCare from 1997 to 2001 and was executive vice president responsible for new business development from 1992 to 1997.

“Halsey has been an integral part of ResCare for more than 23 years,” said Ronald G. Geary, ResCare Chairman of the Board.  “He has helped guide the Company’s growth and its culture.  It’s been my pleasure to have him as a friend and mentor over the years.  ResCare and I have been beneficiaries of Halsey’s exemplary ethics and astute business judgment.  I’m sure, even in his retirement, we will be able to look to him for guidance.”

ResCare also announced today that James H. Bloem, age 57, has been appointed to the Board of Directors to fill the vacancy created by Mr. Sandford’s retirement.  Mr. Bloem has served as senior vice president and chief financial officer of Humana, Inc. (NYSE: HUM) since 2001.  Humana is one of the nation’s largest health benefit companies with more than 11 million medical members.  Mr. Bloem also serves on the Boards of Rotech Healthcare, Inc. and Warner Chilcott, Limited.

“We believe Jim will be an exceptional addition to our Board,” said Mr. Geary. “He brings financial, legal and business strengths that are important assets as we continue the Company’s growth momentum.”

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels.  Based in Louisville, Kentucky, ResCare and its 40,000 dedicated employees serve more than 65,000 people daily in 37 states, Washington, D.C. and in a growing number of international locations.  For more information on ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs.  In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements.  Please refer to the discussion of those factors in the Company’s filed reports.  Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

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